Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of Mingteng International Corporation Inc. (the “Company”) of our report dated April 30, 2025, relating to the consolidated balance sheet of the Company and its subsidiaries as of December 31, 2024 and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year then ended, and the related notes, included in Mingteng International Corporation Inc.’s Annual Report on Form 20-F, filed with SEC on April 30, 2025.

We also consent to the reference of HTL International, LLC, as an independent registered public accounting firm, as experts in matters of accounting and auditing.

/s/ HTL International, LLC
HTL International, LLC
Houston, Texas

June 6, 2025